Exhibit 10.2

EXECUTIVE DIRECTOR - APPOINTMENT LETTER

11 January 2017

Dear [ ● ],

Letter of appointment

1.	APPOINTMENT

1.1	I am pleased to confirm your appointment as a director of TechnipFMC Limited, registered no 09909709 (the “Company”).

1.2	Your appointment as a director will start on 11 January 2017. Your appointment to the role of [Executive Chairman /Chief Executive Officer]shall commence immediately following, and is conditional on, the consummation of the Mergers (as such term is defined in the Business Combination Agreement (as amended) dated 14 June 2016 between FMC Technologies, Inc., TechnipFMC Limited, Technip S.A., TechnipFMC US Merger Sub LLC, TechnipFMC US Holdings LLC, and TechnipFMC Holdings Limited) on 16 January 2017.

1.3	Your appointment will continue until the date of the Company’s 2019 Annual General Meeting subject to earlier termination in accordance with the Company’s Articles of Association (the “Articles”) or otherwise provided herein. Nothing in this letter shall be taken to exclude or vary the terms of the Articles or the Company’s Corporate Governance Guidelines (the “Guidelines”) which provide additional details regarding the governance of the Company and the Board. At the 2019 AGM your term will end although you may be eligible to be nominated for a further term on the Board, in accordance with the Articles.

1.4	This appointment is in addition to your employment by any member of the Company group from time to time but you are not entitled to any additional remuneration in respect of this appointment. Your appointment as a director of the Company will terminate immediately upon termination of your employment with your employer.

1.5	If you resign as a director of the Company (otherwise than at the request of the Company), you shall be deemed to have terminated your employment with effect from the date of resignation and the employment shall terminate at that time, unless the Company agrees with you that your employment should continue.

2.	ROLE AND DUTIES

You must abide by your statutory, fiduciary and common law duties as a director including the general duties of directors set out in Part 10 of the UK Companies Act 2006. Further details of these duties are set out in the Schedule to this letter.

3.	CONFLICTS OF INTEREST

3.1	As a director you should take decisions which you consider, in good faith, to be in the best interests of the Company. You understand and accept the obligation of a director not to put himself in a position where his own interests are in conflict with those of the Company. Consistent with the foregoing, you are required to immediately disclose to the Board any interest you have from time to time in any trade, business or occupation whatsoever that is in any way similar to any of those in which the Company or any of its subsidiaries is involved.

3.2	In order for the Company to keep the statutory records of the Company up to-date, you should notify the company secretary of all your other directorships (and any change in directorships). You should also notify the Company if you resign or materially change your position with your current employer (if applicable). In order to keep the Register of Directors’ Interests which is maintained by the Company up-to-date, you should promptly declare the nature of any interest that you may have, directly or indirectly, in any contract, proposed contract or other business dealings of the Company or any of its subsidiaries. You should also promptly update the Company regarding any changes to these interests, including interests of family members.

4.	INSURANCE AND INDEMNITY

4.1	The Company will have directors’ and officers’ liability insurance on the consummation of the Mergers and it intends to maintain such insurance for the full term of your appointment.

4.2	The Company will grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by section 234 of the UK Companies Act 2006.

5.	CONFIDENTIALITY, COMPANY PROPERTY AND MORAL RIGHTS

5.1	During your appointment, you will have access to confidential information regarding the business and financial affairs of the Company and its subsidiaries and their customers, suppliers and clients. You acknowledge that all such information acquired during your appointment is confidential to the Company and that you must not (except in the proper performance of your duties) while a director of the Company or at any time (without limit) after ceasing to be a director of the Company: (a) divulge or communicate to any person; (b) use for your own purposes or for any purposes other than those of the Company or any of its subsidiaries, or, as appropriate, any of its or their customers, suppliers and clients; or (c) through any failure to exercise due care and diligence, cause any unauthorised disclosure of; any trade secrets or confidential information relating to the Company or any of its subsidiaries or any of its or their customers, suppliers or clients. You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or confidential information. These restrictions will cease to apply to any information which will become available to the public generally otherwise than through the default by you. You acknowledge the need to hold and retain certain Company information (in whatever format you may receive it) under appropriately secure conditions.

5.2	For the avoidance of doubt, nothing in this letter will be construed to prohibit you from reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or any other agency, or making other disclosures that are protected under any whistleblower provisions of federal, state or local law or regulation; provided, however, that you may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law.

6.	DATA PRIVACY

By signing this letter, you consent to the Company and its subsidiaries holding and processing certain personal information about you for legal, personnel, administrative and management purposes and in particular to the Company processing any personal data (as defined in the Data Protection Act 1998), including as and when appropriate: your name, home address and telephone number, date of birth, social security or insurance number or other identification number, remuneration, nationality, job title(s), any shares of stock held in the Company, in each case, for the purpose of facilitating your appointment as a director of the Company (the “Data”). The Company and its subsidiaries may transfer the Data amongst themselves as necessary for the purpose of facilitating your appointment as a director of the Company, and the Company and each subsidiary may further transfer the Data to any third parties. These recipients may be located in your country, or elsewhere (including outside the European Economic Area), and your country may have different data privacy laws and protections than the recipients’ country. Through acceptance of this appointment you authorise such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form. The Data related to you will be held only as long as is necessary. You may, at any time, view the Data held by the Company with respect to you, request additional information about the storage and processing of your Data, recommend any necessary corrections to your Data or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Board.

7.	GENERAL

7.1	Nothing in this letter is intended to replace or supersede any prior agreements relating to your compensation, severance entitlements, confidential information or employment duties whether contained in a contract of employment, severance agreement or other document.

7.2	Nothing in this letter is intended to create a contract of employment, nor guarantee your continued employment.

7.3	The UK Contracts (Rights of Third Parties) Act 1999 (which may in certain circumstances allow third parties to benefit from the terms of a contract which they are not party to) will not apply to this letter. No person other than you and the Company will have any rights under this letter and the terms of this letter will not be enforceable by any person other than you and the Company.

7.4	This letter (and all documents referred to herein) constitute the entire terms and conditions of your appointment to the Board and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between you and the Company relating to its subject matter.

7.5	You agree that you will have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

7.6	No variation or modification of this letter will be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).

7.7

Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales will have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims).

Please sign and return the enclosed copy of this letter confirming that you agree to these terms of your appointment.

Yours sincerely

for and on behalf of
TechnipFMC Limited

Name:
Title:	Alternate Director

I have read and agree to the terms of my appointment as set out in this letter.

Signed:	Date: 11 January 2017

SCHEDULE – DUTIES

1.	ROLE AND DUTIES

1.1	The Board as a whole is collectively responsible for the success of the Company and its role is to:

(a)	provide entrepreneurial leadership of the Company within the framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives;

(c)	review management performance; and

(d)	develop, set and promote the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

1.2	As an executive director you shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, efficiently, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.

1.3	You should exercise your powers in your role as a director having regard to relevant obligations under prevailing law and regulation, including the UK Companies Act 2006, the applicable requirements of the United States federal securities laws and rules and the regulations of the United States Securities and Exchange Commission (the “SEC Rules”) and the applicable requirements of the NYSE and Euronext stock market rules.

1.4	You should have particular regard to the general duties of directors set forth in Part 10 of the UK Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. The UK Companies Act sets forth the following examples of considerations directors should undertake in determining whether a decision “promotes the success of the Company as a whole”:the likely consequences of any decision in the long term,

(a)	the interests of the Company’s employees,

(b)	the need to foster the Company’s business relationships with suppliers, customers and others,

(c)	the impact of the Company’s operations on the community and the environment,

(d)	the desirability of the company maintaining a reputation for high standards of business conduct, and

(e)	the need to act fairly as between members of the Company.

1.5	In addition, as a director you should:

(a)	exercise relevant powers under, and abide by, the Articles;

(b)	disclose the nature and extent of any direct or indirect interest you may have in any matter being considered at a Board or committee meeting and, except as permitted under the Articles, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest;

(c)	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the Board;

(d)	exercise your powers as a director in accordance with the Company’s policies and procedures and the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act 1977, or equivalent legislation as applicable; and

(e)	not do anything that would cause you to be disqualified from acting as a director.

2.	REVIEW PROCESS

The performance of individual directors, the Board as a whole and its committees is reviewed annually. If, in the meantime, there are any matters which cause you concern about your role you should discuss them with the Board as soon as you can.

3.	INSIDE INFORMATION AND DEALING IN THE COMPANY’S SHARES

3.1	You must comply with all laws, regulations or Company rules related the disclosure of price sensitive information and dealing in shares, including all notices of “blackout periods” during which trading in the Company’s shares would be prohibited.

3.2	In addition, you must comply where relevant with the rules of law, regulation of Euronext and NYSE and any Company policy relating to share trading or retention.

3.3	You must not buy or sell shares in the Company or any other company based on confidential information that has not been publically disclosed that you learned of in your role as a director of the Company, if the disclosure of such information has the potential to impact the price of the share.